EX-99.d.2

AMENDMENT NO. 1 TO

EXHIBIT A

TO THE INVESTMENT MANAGEMENT AGREEMENT

     THIS AMENDMENT to Exhibit A to the Investment Management Agreement between DELAWARE GROUP INCOME FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the "Investment Manager"), entered into as of the 29th day of September, 1999 (the “Agreement”), amended as of the 29th day of September, 2009, lists the Funds for which the Investment Manager provides investment management services pursuant to the Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

	Effective Date	Management Fee Schedule
(as a percentage of
average daily net assets)
Annual Rate
Delaware Corporate Bond Fund	September 29, 1999	0.50% on first $500 million
0.475% on next $500 million
0.45% on next $1,500 million
0.425% on assets in excess of
$2,500 million
Delaware Extended Duration Bond Fund	September 29, 1999	0.55% on first $500 million
0.50% on next $500 million
0.45% on next $1,500 million
0.425% on assets in excess of
$2,500 million
Delaware High-Yield Opportunities Fund	September 29, 1999	0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1,500 million
0.50% on assets in excess of
$2,500 million
Delaware Core Bond Fund	September 29, 2009	0.50% on the first $500 million
0.475% on the next $500 million
0.45% on the next $1,500 million
0.425% on assets in excess of
$2,500 million

DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust		DELAWARE GROUP INCOME FUNDS

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
Name:	Patrick P. Coyne	Name:	Patrick P. Coyne
Title:	President/Chief Executive Officer	Title:	Chairman/President/Chief Executive Officer

Attest:	/s/ Kathryn R. Williams	Attest:	/s/ Kathryn R. Williams
Name:	Kathryn R. Williams	Name:	Kathryn R. Williams
Title:	Vice President/Associate General	Title:	Vice President/Associate General
	Counsel/Assistant Secretary		Counsel/Assistant Secretary